AMENDMENT TO REPUBLIC BANK BUILDING LEASE

This Amendment dated October 30, 1999, is made to the Republic Bank Building Lease dated August 1, 1999 between Jaytee Properties, a Kentucky general partnership, hereinafter referred to as "Landlord" and Republic Bank & Trust Company, hereinafter referred to as the "Tenant". As parties hereto, Landlord and Tenant hereby agree to modify and amend their original Lease Agreement as hereafter set forth.

Article II, TERM, is hereby amended to include the following:

Tenant shall have two options to renew the Lease for an additional five-year period each. The first option shall be for the sum of Thirteen thousand four hundred ninety-four and 00/100 ($13,494.00) per month plus a rent adjustment proportionate to the increase in the Consumer Price Index for all urban consumers during the initial five-year term of the Lease. If Tenant subsequently elects to exercise the second option, the rent shall be equal to the amount paid during the first option period plus a rent adjustment proportionate to the increase in the Consumer Price Index for all urban consumers during the second five year term (first term of the option). Tenant shall notify Landlord of Tenant's intent to exercise any option herein provided within 90 days of the expiration of the immediately preceding five-year term.

The terms and provisions of the lease shall continue in full force and effect except as modified and amended herein.

ATTEST:                              JAYTEE PROPERTIES

BY:/s/ M.A. Ringswald                BY:/s/ Steve Trager
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REPUBLIC BANK & TRUST COMPANY

BY:/s/ Bill Petter
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